Exhibit 99.02

AMENDMENT NUMBER TWO TO CREDIT AGREEMENT

dated as of October 9, 2012

among

NPL CONSTRUCTION CO.

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and Issuing Lender

and

WELLS FARGO SECURITIES, LLC,

As Sole Lead Arranger and Sole Book Manager

AMENDMENT NUMBER TWO TO CREDIT AGREEMENT

This AMENDMENT NUMBER TWO TO CREDIT AGREEMENT (this “Second Amendment”), dated as of October 9, 2012 is among NPL CONSTRUCTION CO., a Nevada corporation (“Borrower”), the financial institutions party to the Credit Agreement (defined below) as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders, Swingline Lender and Issuing Lender. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Credit Agreement.

RECITALS

WHEREAS Borrower, Administrative Agent, Lenders, Swingline Lender and Issuing Lender are parties to that certain Credit Agreement dated June 4, 2012, as amended by an Amendment Number One to Credit Agreement dated August 6, 2012 (the “Credit Agreement”) and, as applicable, the other Loan Documents, pursuant to which, Lenders have made available to Borrower certain extensions of credit referenced therein on the terms and conditions contained therein; and

WHEREAS Borrower, Administrative Agent, Lenders, Swingline Lender and Issuing Lender desire to amend the Credit Agreement to: (a) provide a temporary increase to the amount of the Revolving Credit Commitment; (b) add a pricing grid tied to the Consolidated Leverage Ratio for the Applicable Margin and the Commitment Fee; (c) provide a temporary increase to the Consolidated Leverage Ratio; (d) modify certain financial reporting covenants; (e) charge additional fees associated with this Second Amendment; and (f) make certain other changes agreed to the parties all pursuant to the terms of this Second Amendment; and

NOW, THEREFORE, in consideration of the mutual agreements and provisions contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

AGREEMENT

ARTICLE I – MODIFICATIONS

SECTION 1.1	MODIFICATIONS TO CREDIT AGREEMENT

As of the Second Amendment Effective Date (defined below), the following sections, exhibits and schedules of the Credit Agreement are hereby amended as follows:

1.1.1 The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following definition:

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

			Revolving Credit Loans
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
I	Greater than or equal to 2.00 to 1.00	0.20%	1.00%	1.00%
II	Less than 2.00 to 1.00	0.15%	0.75%	0.75%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (commencing with the quarter ended September 30, 2012); provided that if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of Pricing Level I for any quarterly period (an “Applicable Period”), then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 10.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations for the applicable statutory limitations period under Applicable Law.

1.1.2 The parties have agreed to provide a temporary increase to the Revolving Credit Commitment in the amount of Ten Million Dollars ($10,000,000), which temporary increase will begin on the date of the Second Amendment Effective Date and terminate on the day immediately before

Borrower’s 2012 fiscal year end (i.e. December 29, 2012). As such, Schedule 1 to the Credit Agreement is hereby replaced with the corresponding schedule attached to this Second Amendment.

1.1.3 Section 5.3(a) of the Credit Agreement, “Commitment Fee,” is hereby amended and restated to read as follows:

Section 5.3(a) Commitment Fee. Subject to Section 5.15, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2012 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

1.1.4 Section 5.13 of the Credit Agreement, “Incremental Loans,” is hereby amended to provide that Borrower shall not be entitled to provide a notice of an Incremental Revolving Credit Commitment until after the expiration of the temporary increase to the Revolving Credit Commitment set forth in Section 1.1.2 of this Second Amendment. The temporary increase to the Revolving Credit Commitment set forth in Section 1.1.2 of this Second Amendment shall not constitute an Incremental Revolving Credit Commitment.

1.1.5 Section 8.1 of the Credit Agreement, “Financial Statements and Budgets,” is hereby amended and supplemented with the following section to be inserted into the Credit Agreement as Section 8.1(d):

Section 8.1(d) Monthly Financial Statements. As soon as practicable and in any event within thirty (30) days after the end of each fiscal month in which a quarterly financial statement is not due pursuant to Section 8.1(b) or in which an annual financial statement is not due pursuant to Section 8.1(a), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal month and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal month then ended prepared by the Borrower in accordance with GAAP; provided, that such balance sheets and statements will be consolidated using the equity method.

1.1.6 Section 8.2 of the Credit Agreement, “Certificates; Other Reports,” is hereby amended and supplemented with the following section to be inserted into the Credit Agreement as Section 8.2(j):

Section 8.2(j) at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), a quarterly project billing report.

1.1.7 Section 9.15(b) of the Credit Agreement, “Consolidated Leverage Ratio” is hereby amended and restated to read as follows:

Consolidated Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
July 2, 2012 through December 29, 2012	2.50 to 1.00
December 30, 2012 and thereafter	2.25 to 1.00

1.1.8 Exhibit F to the Credit Agreement is hereby replaced with the corresponding Exhibit attached to this Second Amendment.

ARTICLE II – FEES AND EXPENSES

SECTION 2.1	FEE

Borrower shall pay to Administrative Agent, for the account of each Lender under the Credit Agreement who executes this Amendment, an upfront fee in an amount equal to one-tenth of one percent (0.1%) of the temporary Ten Million Dollar ($10,000,000) increase to the Revolving Credit Commitment granted pursuant to the terms of this Second Amendment (i.e. Ten Thousand Dollars ($10,000)), due and payable as of the Second Amendment Effective Date. Such fees shall be paid pro rata to the Lenders in accordance with the Revolving Credit Commitment Percentages that are attributed to the temporary Ten Million Dollar ($10,000,000) increase to the Revolving Credit Commitment granted pursuant to the terms of this Second Amendment.

SECTION 2.2	EXPENSES

Borrower shall pay all reasonable expenses and costs of Administrative Agent (including, without limitation, the attorney fees and expenses of counsel for Administrative Agent) incurred in connection with the preparation, negotiation, execution and approval of this Second Amendment and any and all other documents, instruments and things contemplated hereby, whether or not such transactions are consummated, together with all other expenses and costs incurred by Administrative Agent chargeable to Borrower pursuant to the terms of the Credit Agreement which are unpaid, if any, as of the Second Amendment Effective Date.

ARTICLE III – CONDITIONS TO SECOND AMENDMENT; GENERAL PROVISIONS

SECTION 3.1	CONDITIONS PRECEDENT

3.1.1 This Second Amendment and the transactions contemplated herein are expressly conditioned upon the satisfaction by Borrower of the following conditions precedent, all in the sole but reasonable discretion of the Administrative Agent:

(a) All conditions contained in Section 6.2 of the Credit Agreement, as applicable, shall have been satisfied.

(b) Administrative Agent shall have received an amended and restated Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note.

(c) Borrower’s and Guarantor’s delivery of such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each of Borrower and Guarantor as Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Second Amendment and related documents to which such is a party.

(d) The delivery of favorable opinions of counsel to Borrower and Guarantor reasonably acceptable to Administrative Agent addressed to Lenders, as to such matters as are reasonably required by Administrative Agent with respect to Borrower, Guarantor and this Second Amendment.

(e) The payment of the fees and expenses required by Article II of this Second Amendment as well as any other fees due and owing to Administrative Agent, Arranger and the Lenders.

3.1.2 Without limiting the foregoing, the effectiveness of this Second Amendment shall be conditioned on receipt by Administrative Agent of the consent of all Lenders as evidenced by their signatures on this Second Amendment.

SECTION 3.2	EFFECTIVE DATE; RATIFICATION; ESTOPPEL; REAFFIRMATION

3.2.1 The parties hereby agree that this Second Amendment shall be effective concurrently with the satisfaction of the conditions precedent set forth in Section 3.1 of this Second Amendment (“Second Amendment Effective Date”).

3.2.2 Borrower hereby reaffirms and ratifies the Credit Agreement and other Loan Documents, as amended, modified and supplemented hereby.

3.2.3 Borrower represents and warrants that, as of the date hereof, it has no counterclaims, defenses or offsets of any nature whatsoever to the Obligations or any of the Loan Documents and that as of the date hereof no unwaived Default or Event of Default by Borrower, Administrative Agent or any Lender has occurred or exists under any of the Loan Documents.

3.2.4 Borrower hereby ratifies, affirms, reaffirms, acknowledges, confirms and agrees that the Credit Agreement and the other Loan Documents, as amended, modified and supplemented by this Second Amendment, represents the legal, valid, and binding obligations of Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

3.2.5 Borrower hereby affirms, acknowledges and confirms that the provisions of this Second Amendment shall be a part of the Credit Agreement and Loan Documents for all purposes.

SECTION 3.3	RELEASE

Borrower and each Subsidiary hereby release, remise, acquit and forever discharge Administrative Agent and Lenders and Administrative Agent and Lenders’ employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporation, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all action and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Second Amendment, the Credit Agreement and the other Loan Documents (all of the foregoing hereinafter called the “Released Matters”). Borrower and each Subsidiary acknowledge that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Borrower and each Subsidiary represent and warrant to Administrative Agent and the Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower or any Subsidiary in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

SECTION 3.4	GOVERNING LAW.

This Second Amendment and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Second Amendment or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.5	SUBMISSION TO JURISDICTION.

Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Second Amendment or any other Loan

Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Second Amendment or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Second Amendment or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

SECTION 3.6	WAIVER OF VENUE.

Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Second Amendment or any other Loan Document in any court referred to in Section 3.5 of this Second Amendment. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 3.7	COUNTERPARTS; SEVERABILITY

3.7.1 This Second Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

3.7.2 If any term or provision of this Second Amendment, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Second Amendment, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Second Amendment shall be valid and shall be enforced to the fullest extent permitted by law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first written above.

BORROWER:

NPL CONSTRUCTION CO., A NEVADA CORPORATION

BY:	/S/ KEVIN NEILL
NAME:	KEVIN NEILL
TITLE:	CFO/SVP

ADMINISTRATIVE AGENT, SWINGLINE LENDER AND ISSUING LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Administrative Agent, Swingline Lender and Issuing Lender

By:	/s/ Brenda K. Robinson
Name:	Brenda K. Robinson
Title:	Sr. Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as a Lender

By:	/s/ Brenda K. Robinson
Name:	Brenda K. Robinson
Title:	Sr. Vice President

LENDER:

UMB BANK ARIZONA, N.A.

By:	/s/ James S. Patterson
Name:	James S. Patterson
Title:	CEO

CONSENT AND APPROVAL OF GUARANTOR

Without waiving or modifying the terms set forth in Section 2.6 of the Unconditional Continuing Guaranty dated July 2, 2012, executed by the undersigned (the “Guaranty”), either explicitly or implicitly by course of dealing or any other expectation, the undersigned hereby consents to and approves of the terms and conditions of this Second Amendment and any previous amendments and the undersigned hereby reaffirms and agrees to the terms and conditions of the Guaranty.

SOUTHWEST ADMINISTRATORS, INC.

By:	/s/ Rock L. McHenry
Print Name:	Rock L. McHenry
Title:	Treasurer

SCHEDULE 1—REVISED SCHEDULE 1 TO CREDIT AGREEMENT

Lenders

Lender	Revolving Credit Commitment From the Second Amendment Effective Date Through December 29, 2012	Revolving Credit Commitment From December 30, 2012, Through Revolving Credit Maturity Date	Revolving Credit Commitment Percentage
Wells Fargo Bank, NA	$51,000,000.00	$45,000,000.00	60.00000000%

UMB Bank Arizona, n.a.	$34,000,000.00	$30,000,000.00	40.00000000%

Totals:	$85,000,000.00	$75,000,000.00	100.00000000%

EXHIBIT F

OFFICER’S COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association, as the Administrative Agent
Date:	, 20

The undersigned, on behalf of NPL Construction Co., a Nevada corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 8.2 of the Credit Agreement dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. The undersigned has reviewed the financial statements of the Borrower and its Subsidiaries dated as of                      and for the                      period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. The undersigned has reviewed the terms of the Credit Agreement, and the related Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor does the undersigned have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. The Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 9.15 of the Credit Agreement and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[signature page to follow]

WITNESS the following signature as of the day and year first written above.

NPL CONSTRUCTION CO., a Nevada corporation

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

Section 9.15 (a) Consolidated Interest Coverage Ratio

For the Trailing Four Fiscal Quarters ended

Consolidated EBIT	$

Consolidated Interest Expense	$

Consolidated Interest Coverage Ratio (Line (1) divided by Line (2))		to 1.00

Minimum Permitted Consolidated Interest Coverage Ratio		1.50 to 1.00

In Compliance?		Yes/No

Section 9.15 (b) Consolidated Leverage Ratio

For the Quarter/Year ended

(1)	Consolidated Total Liabilities	$

(2)	Less: Subordinated Indebtedness	$

(3)	Total	$

(4)	Consolidated Tangible Net Worth	$

(5)	Plus: Subordinated Indebtedness	$

(6)	Total	$

	Consolidated Leverage Ratio (Line (3) divided by Line (6))		to 1.00

	Maximum Permitted Consolidated Total Leverage Ratio		2.50/2.25 to 1.00

	In Compliance?		Yes/No